Exhibit 99.1

PEABODY ENERGY News Release
CONTACT: Vic Svec (314) 342-7768

FOR IMMEDIATE RELEASE
Dec. 14, 2012

PEABODY ENERGY (NYSE: BTU) PROVIDES
COMMENTS REGARDING FIRST QUARTER 2013 OUTLOOK

ST. LOUIS, Dec. 14 - Peabody Energy today provided comments on factors affecting first quarter and selected full year 2013 targets, following initial first quarter seaborne metallurgical coal pricing settlements.
Compared with average quarterly year-to-date 2012 levels, first quarter 2013 results are expected to be impacted by:

•
An increase in Australian unit costs of approximately 10 percent. Several factors will affect first quarter targets, including the timing of additional overburden removal at the Eaglefield and Wilpinjong mines that impacts both production and costs; startup costs associated with the transition to owner-operator status at the Wilpinjong and Millennium mines; and a larger proportion of higher-cost metallurgical coal;

•	Lower realized metallurgical coal pricing compared with the fourth quarter of 2012;

•
A decline of approximately 2 million tons in U.S. sales based on market-related demand, as well as a decrease of approximately 5 percent in average realized pricing due to the expiration of higher-priced contracts; and

•	Higher depreciation, depletion and amortization expenses as recently completed capital projects fully begin operations and production increases from higher-cost reserves acquired in recent years.
The company expects the first quarter to mark trough earnings, with results expected to increase as the year proceeds based on improving Australian production and margins.
“We are seeing increased U.S. gas-to-coal switching given higher natural gas prices, and global seaborne coal markets are showing signs of improving next year,” said Peabody Energy Chairman and Chief Executive Officer Gregory H. Boyce. “While the first quarter is challenged due to a combination of factors, we expect quarter-over-quarter improvement throughout the remainder of the year. We also expect to begin realizing the benefits of owner-operator conversion in the second quarter.”

For the full year 2013, Peabody is targeting:

•	Capital expenditures approximately 50 percent lower than 2012 targets of $1.0 to $1.1 billion;

•	U.S. sales volumes of 180 to 190 million tons, down from 2012 targets of 188 to 192 million tons;

•
Australian sales volumes of 33 to 36 million tons, increasing from 2012 targets of 31 to 33 million tons. Full-year Australian costs are expected to rise approximately 5 percent over 2012 levels. Margins are expected to improve from first-quarter levels, based on the completion of higher overburden removal at the Wilpinjong and Eaglefield mines, transition to owner-operator status at two mines in the second quarter, completion of corrective actions at the PCI operations, and a strengthening of metallurgical coal markets; and

•	Depreciation, depletion and amortization up to 20 percent higher than 2012 targets, due to increased production from recently acquired and expanded operations.
The company expects to release refined first quarter targets in conjunction with its full-year 2012 earnings release and conference call, which is planned for Jan. 29, 2013.
Peabody Energy is the world's largest private-sector coal company and a global leader in sustainable mining and clean coal solutions. The company serves metallurgical and thermal coal customers in more than 25 countries on six continents.  For further information, go to PeabodyEnergy.com and CoalCanDoThat.com.

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Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of Dec. 14, 2012. These factors are difficult to accurately predict and may be beyond the company's control. The company does not undertake to update its forward-looking statements.

Factors that could affect the company's results include, but are not limited to: global demand for coal, including the seaborne thermal and metallurgical coal markets; price volatility, particularly in higher-margin products and in our trading and brokerage businesses; impact of alternative energy sources, including natural gas and renewables; impact of weather and natural disasters on demand, production and transportation; reductions and/or deferrals of purchases by major customers and ability to renew sales contracts; credit and performance risks associated with customers, suppliers, co-shippers, trading, banks and other financial counterparties; geologic, equipment, permitting and operational risks related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; integration of Macarthur Coal operations; successful implementation of business strategies; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and funding requirements; replacement and development of coal reserves; access to capital and credit markets and availability and costs of credit, margin capacity, surety bonds, letters of credit, and insurance; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which we have operations or serve customers; legislation, regulations and court decisions or other government actions, including new environmental and mine safety requirements; changes in income tax regulations or other regulatory taxes; litigation, including claims not yet asserted; and other risks detailed in the company's filings with the Securities and Exchange Commission (SEC).